Exhibit 99.1

Agenus Completes Acquisition of 4-Antibody

Agenus gains powerful platform for rapid discovery and optimization of fully-human antibodies against a wide array of molecular targets

LEXINGTON, Mass.--(BUSINESS WIRE)--February 13, 2014--Agenus Inc. (Nasdaq: AGEN), a biopharmaceutical company developing novel immunotherapeutics, including a portfolio of checkpoint modulators (CPMs), anti-cancer vaccines and adjuvants, today completed the previously announced acquisition of 4-Antibody AG, a private European-based biopharmaceutical company.

The acquisition includes the Retrocyte Display® technology platform which enables rapid discovery and optimization of fully human antibodies against a wide array of molecular targets. For the past three years, 4-Antibody has been applying Retrocyte Display to create therapeutic antibodies to six key checkpoint targets that regulate immune response to cancers and other diseases. The company has multiple preclinical immune CPM programs in development.

In this transaction, Agenus acquired all outstanding stock of 4-Antibody for approximately 3.3 million shares of Agenus common stock, plus additional contingent payments, payable in cash or Agenus common stock, that may exceed $40 million based on the combined company achieving certain milestones. Agenus intends to continue 4-Antibody’s operations in Basel, Switzerland and Jena, Germany, and to retain the 4-Antibody management team as part of the combined company. In addition, Shahzad Malik, M.D., General Partner at Advent Venture Partners, 4-Antibody’s largest investor, has been appointed to Agenus’ Board of Directors upon the closing.

“Through this acquisition, Agenus gained six programs targeting key checkpoints that we plan to pursue vigorously,” said Garo Armen, Ph.D., CEO and chairman of Agenus. “These assets, together with the substantial capital raised in our recent public offering, position us well to develop a portfolio of innovative immunotherapies for cancer. In addition, Agenus now has a flexible platform for rapid discovery and optimization of fully-human antibodies against a wide array of molecular targets, which we plan to leverage on our own, with pharma partnerships, and through our collaborations with Ludwig Cancer Research and Memorial Sloan Kettering Cancer Center.”

About Checkpoint Modulators

Promising clinical data with monoclonal antibodies that bind to checkpoint molecules, such as cytotoxic T lymphocyte antigen-4 (CTLA-4) and programmed death receptor-1 (PD-1) has sparked considerable excitement in the field of cancer immunotherapy. Blocking these checkpoint molecules unlocks the braking mechanism that gets in the way of immune cells attacking cancer cells. Checkpoint modulator combinations such as CTLA-4 inhibitors and PD-1 inhibitors have shown impressive clinical responses in recent clinical trials. Other checkpoints, such as GITR and OX40, act to stimulate immune function. Agenus is driving leading edge programs to discover and develop fully human or humanized monoclonal antibodies that act as agonists for GITR or OX40 signaling.

About Agenus

Agenus is a biopharmaceutical company focused on immuno-oncology with a portfolio of checkpoint modulators and anti-cancer vaccines. The company’s three platforms include checkpoint modulators, heat shock protein based vaccines, and adjuvants. The company’s proprietary discovery engine Retrocyte Display generates high quality therapeutic antibody drug candidates quickly using a high-throughput approach incorporating full-length IgG format human antibody libraries expressed in mammalian B-lineage cells. A portfolio of checkpoint modulator programs is advancing in preclinical development, several heat shock protein based vaccines are in Phase 2 studies, and the adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen and includes several candidates in late-stage trials. Among Agenus and its partners, 23 programs are in clinical development. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

Additional Information

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the use of proceeds from the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which Agenus cannot predict with accuracy and some of which Agenus might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. These risks and uncertainties include, among others, the factors described under the Risk Factors section of Agenus’ Current Report on Form 8-K, which was filed with the SEC on February 4, 2014. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements.

Retrocyte Display is a registered trademark of 4-Antibody AG.

CONTACT:
Agenus Inc.
Jonae R. Barnes, 617-818-2985
Vice President
Investor Relations and Corporate Communications
jonae.barnes@agenusbio.com